Exhibit 99.1
CONTACT:
Bell Industries, Inc.
Kevin Thimjon, CFO
317-704-6000
BELL INDUSTRIES’ CHIEF EXECUTIVE OFFICER RESIGNS;
BOARD APPOINTS DIRECTOR AS INTERIM CEO
Indianapolis, IN — July 13, 2007 — Bell Industries, Inc. (AMEX:BI) today announced that John A. Fellows has resigned as president and chief executive officer effective immediately. In accordance with his employment agreement, Fellows has also resigned as a director of the company.
Bell’s board of directors, by unanimous vote of the independent directors, has appointed Clinton J. Coleman, currently a director of Bell, as interim president and chief executive officer. Coleman will serve as Bell’s interim chief executive officer and principal executive officer until such time as the company completes its on-going search for a successor. The company will retain a search firm to assist in identifying qualified candidates.
Coleman is a vice president of Newcastle Capital Management, L.P., the general partner of Newcastle Partners, L.P. He also currently serves as a director of Fox & Hound Restaurant Group and was interim chief financial officer of Pizza Inn, Inc. from July 2006 to January 2007.
About Bell Industries, Inc.
     Bell Industries is comprised of three diversified operating units, Bell Technology Solutions business, SkyTel and its Recreational Products Group. The company’s Technology Solutions business offers a comprehensive portfolio of customizable and scalable technology solutions ranging from customer-relationship management (CRM) and managed technology services to reverse logistics and mobile/wireless solutions. SkyTel provides nationwide wireless data and messaging services, including email, interactive two-way messaging, wireless telemetry services and traditional text and numeric paging. Recreational Products Group is a wholesale distributor of after market parts and accessories for the recreational vehicles and other leisure-related vehicle market, including marine, snowmobile, cycle and ATV.
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